Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation

ARM Operating, LLC	Delaware

ARM I, LLC	Delaware

ARM I QRS, INC.	Delaware

ARM II, LLC	Delaware

ARM Cash Management, LLC	Delaware

ARM TRS, LLC	Delaware

ARM II SPE, LLC	Delaware

ARWL 2013-1 Trust	Delaware

Apollo Residential Mortgage Loans, LLC	Delaware

Apollo Residential Mortgage Securities, LLC	Delaware

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